UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2017

U-VEND, INC.

(Exact name of registrant specified in its charter)

333-165972

Commission File Number

Delaware	22-3956444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1507 7th STREET, #425

SANTA MONICA, CALIFORNIA 90401

(Address of principal executive offices)

(800) 467-1496

 (Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant for Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02.

Unregistered Sales of Equity Securities.

On February 10, 2017, the Company issued a convertible note under the Company’s 2016 Securities Purchase Agreement for $50,000 with an interest rate of 9.5% and two year term. The note is convertible into one million shares of common stock at $0.05 per share. In addition, the Company issued one million warrants with an exercise price of $0.07 per share and five year term in connection with this debt.

On February 9, 2017, the Company issued a convertible note under the Company’s 2016 Securities Purchase Agreement for $100,000 with an interest rate of 9.5% and two year term. The note is convertible into two million shares of common stock at $0.05 per share. In addition, the Company issued two million warrants with an exercise price of $0.07 per share and five year term in connection with this debt.

On February 3, 2017, the Company issued a convertible note under the Company’s 2016 Securities Purchase Agreement for $50,000 with an interest rate of 9.5% and two year term. The note is convertible into one million shares of common stock at $0.05 per share. In addition, the Company issued one million warrants with an exercise price of $0.07 per share and five year term in connection with this debt.

The shares of common stock to be issued in the above transactions have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

U-Vend, Inc.

By:	/s/ David Graber
David Graber, Chief Executive Officer

February 20, 2017